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                                                                    EXHIBIT 10.1

                              SEPARATION AGREEMENT

     This Agreement is made as of the 29th day of August, 2002, by and between Robert C. Abbe, an individual residing at 385 Waverly Avenue, Newton, MA 02458 ("MR. ABBE"), and ADE Corporation, a Massachusetts corporation with its principal place of business at 80 Wilson Way, Westwood, MA 02090 ("ADE") (collectively, the "PARTIES"). The Parties to this Agreement hereby agree as follows:

     1. RESIGNATION. Mr. Abbe has resigned his employment with ADE and all positions as an officer of ADE effective June 20, 2002 (the "TERMINATION DATE"). Mr. Abbe has received separate, written notification of his rights under COBRA to continue his participation in ADE's group medical insurance plan(s). Should Mr. Abbe elect to continue medical insurance coverage under COBRA, ADE shall pay the same percentage of the monthly premiums for such coverage as ADE was paying just prior to the Termination Date, until the first anniversary of the Termination Date or, if earlier, until the day on which Mr. Abbe's eligibility for COBRA coverage ceases. Thereafter, Mr. Abbe shall be solely responsible for timely paying COBRA premiums. Except as otherwise provided above or as otherwise required by applicable law, effective as of the Termination Date, Mr. Abbe's right to participate in ADE's benefit plans shall cease.

     2. SEVERANCE PAY; OPTIONS. On the second business day after the expiration of the non-revocation period specified in Paragraph 13 below (the date on which such non-revocation period expires is herein referred to as the "SEVERANCE DATE"), ADE shall pay to Mr. Abbe a lump sum severance payment of $131,923.00, and thereafter ADE shall make twelve (12) equal monthly severance payments to Mr. Abbe in the amount of $14,583.33 each, minus withholdings required by law, payable on the first business day of each month, commencing with the month following the month in which the Severance Date occurs. Such payments shall be in full satisfaction of all claims for compensation, accrued vacation, paid time off and other amounts which are or may be due to Mr. Abbe through the Severance Date (other than payment prior to the Severance Date of $43,077 for 40 days of accrued vacation time through the Severance Date, receipt of which Mr. Abbe hereby acknowledges). In addition, after the expiration of such non-revocation period, on the Severance Date the expiration date of Mr. Abbe's 50,000 options to acquire ADE stock shall be extended to June 20, 2005 and any written stock option agreements between Mr. Abbe and ADE regarding such options shall be deemed amended as set forth in this sentence.

     3. CONSULTING.

     (a) Commencing on the Severance Date, and continuing for three (3) years thereafter (the "CONSULTING PERIOD"), Mr. Abbe shall provide consulting services ("CONSULTING SERVICES") to ADE on such matters and at such times as may be reasonably requested by the Board of Directors of ADE, or a committee thereof, or by any officer or senior manager of ADE other than Chris L. Koliopoulos, PROVIDED that Mr. Abbe shall not be required to report to Chris L.


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Koliopoulos. The Parties anticipate that such Consulting Services will be focused on, but not limited to, the matters described on SCHEDULE A attached hereto and in Section 7 hereof. During the Consulting Period, ADE shall provide Mr. Abbe with such documents, electronic access and/or other information as are reasonably requested by Mr. Abbe in connection with, and deemed necessary by ADE for, his performance of the Consulting Services. Mr. Abbe will use his best efforts to provide such Consulting Services in a knowing and professional manner, and at no time during the Consulting Period shall Mr. Abbe (a) knowingly act in any manner contrary to the interests of ADE, or (b) assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, ADE, or bind ADE in any manner, without ADE's express, written permission. Mr. Abbe may provide the Consulting Services through Abbe Enterprises, provided that the Consulting Services are performed by Mr. Abbe personally and not delegated to any other person without the prior written consent of ADE. The Parties agree that in addition to providing ADE with the Consulting Services, Mr. Abbe shall be free to engage in any other activities during and after the Consulting Period, provided such activities do not conflict with Mr. Abbe's obligations under this Agreement.

     (b) ADE will make the following payments to Mr. Abbe or, upon Mr. Abbe's written request, to Abbe Enterprises, as compensation for his Consulting
Services: (i) during the first year of the Consulting Period, a monthly retainer in the amount of $26,196.58, payable monthly in arrears on the first business day of each calendar month; and (ii) during the remainder of the Consulting Period, a monthly retainer in the amount of $17,863.25, payable monthly in arrears on the first business day of each month. All such payments shall be made regardless of the amount of Consulting Services that Mr. Abbe provides, PROVIDED that Mr. Abbe does not fail or refuse to provide Consulting Services when requested to do so in accordance with this Agreement. ADE will also reimburse Mr. Abbe for reasonable out of pocket expenses incurred in connection with his performance of the Consulting Services, PROVIDED that such expenses are supported by documentation reasonably satisfactory to ADE, and PROVIDED, FURTHER that ADE shall not be obligated to reimburse Mr. Abbe for his own office, computer, secretarial assistance and other overhead costs or for travel to any of ADE's business locations in the greater Boston area. During the Consulting Period, Mr. Abbe shall be an independent contractor to ADE, and shall be solely responsible for withholding and payment of all applicable federal, state and local income taxes and social security and Medicare taxes and all other legally-required payments on sums received as compensation for his Consulting Services. During the Consulting Period Mr. Abbe shall not be entitled to participate in ADE's benefit plans, except as described in Paragraph 1 above.

     4. CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY; ASSIGNMENT OF RIGHTS.

     (a) Mr. Abbe acknowledges that, during the course of his employment by ADE and during the Consulting Period, he has learned or developed, and may learn or develop, Confidential Information (defined below) developed or owned by ADE or entrusted to it by others. Mr. Abbe agrees that he will not, after his employment by ADE, during the Consulting Period or at any time thereafter, use or disclose any Confidential Information for his own benefit or the benefit of any other person or entity. Mr. Abbe may not disclose any Confidential Information except (a) to employees, consultants or agents of ADE and to actual or potential customers of ADE designated by ADE, in each case to whom disclosure is necessary to the performance of this Agreement or (b) to the extent required in any administrative, judicial or


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other legal proceeding or by a judicial order or subpoena, PROVIDED that prior written notice of such disclosure and an opportunity to oppose or limit disclosure is given to ADE. For purposes of this Agreement, "Confidential Information" means any and all information of ADE or any of its affiliates that is not generally available to the public. Confidential Information includes but is not limited to (i) ADE's development, research and marketing activities, (ii) ADE's products and services, (iii) ADE's costs, sources of supply and strategic plans, and (iv) the identity and special needs of ADE's clients and organizations with whom ADE has business relationships and those relationships. Confidential Information also includes such information as ADE may receive or has received belonging to customers or others who do business with it.

     (b) All documents, records and files, in any media of whatever kind and description, relating to the business of ADE or any of its affiliates created or acquired in connection with Mr. Abbe's employment by ADE, his service as a Director of ADE or his performance of the Consulting Services, and any copies, in whole or in part, thereof (the "DOCUMENTS"), whether or not prepared by Mr. Abbe, shall be the sole and exclusive property of ADE. Mr. Abbe shall safeguard all Documents and shall return to ADE on the Severance Date all Documents in his possession or control as of August 1, 2002 except those created or acquired by Mr. Abbe in connection with his service as a Director of ADE, which Mr. Abbe may retain but shall not dispose of. Thereafter, at the end of the Consulting Period, or at such earlier time or times as ADE may specify, Mr. Abbe shall return all Documents and all other property of ADE then in his possession or control.

     (c) Mr. Abbe further agrees that all "Works", as defined below, shall be the sole property of ADE. Mr. Abbe hereby assigns and agrees to assign to ADE his full right, title and interest, if any, to any and all Works and agrees that all copyrightable Works that are created by him during the Consulting Period shall be considered "work made for hire." Mr. Abbe agrees to execute, without additional compensation, any further documentation that ADE may request in order to effect the above obligations. ADE shall reimburse Mr. Abbe for any reasonable out-of-pocket expenses he may incur in executing such documentation. For purposes of this Agreement, the term "Works" means all inventions, patents, discoveries, compositions, concepts, books, articles, presentations, films, ideas and the like (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Mr. Abbe (whether alone or with others, whether or not during normal business hours and whether on or off ADE's premises) prior to the Severance Date or during the Consulting Period, PROVIDED that "Works" shall not include any of the foregoing conceived, made, created, developed or reduced to practice by Mr. Abbe during the Consulting Period that do not relate to the Consulting Services or the business of ADE.

     5. NONCOMPETITION AND OTHER RESTRICTIVE COVENANTS. During the Consulting Period and for a period of six (6) months thereafter, Mr. Abbe shall not, directly or indirectly, for himself or on behalf of any other person or entity (whether as a contractor, consultant, agent, partner, principal, investor, employee, officer, director or otherwise), except with the prior written consent of ADE as authorized by its Board of Directors (which may be granted or withheld in the sole discretion of the Board of Directors):

     (a) engage, or assist others engaged, in whole or in part, in any business in competition with the business of ADE or any of its affiliated entities (Mr. Abbe's ownership of


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not more than five percent (5%) of the outstanding stock of a publicly traded corporation shall not, by itself, violate this Paragraph 5(a));

     (b) solicit or accept business from any person or entity that is a client or active prospect of ADE or any of its affiliated entities, or that was such a client or active prospect during Mr. Abbe's employment with ADE or during the Consulting Period, or induce or encourage any such client or prospect to sever its relationship with ADE or any of its affiliated entities; or

     (c) solicit, recruit or hire (whether as an employee, principal, consultant or otherwise) any employee or consultant of ADE or any of its affiliated entities, or any person who was such an employee or consultant during the six
(6) month period prior to the solicitation, recruitment or hiring, or induce or encourage any such person to terminate his or her association with ADE or any of its affiliated entities; except that Mr. Abbe may retain independent consultants on a part-time basis PROVIDED that such retention shall not violate Sections 5(a) or 5(b) hereof, interfere with or take precedence over any consulting work being provided by such consultant to ADE or reduce or interfere with any relationship such consultant may have with ADE.

     Any request by Mr. Abbe for consent of ADE under this Paragraph 5 shall be considered and decided by the Board of Directors no later than at its next meeting following receipt of such request.

     6. ENFORCEMENT OF COVENANTS. Mr. Abbe acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on him pursuant to Paragraphs 4 and 5 hereof. The Parties agree that said restraints are necessary for the reasonable and proper protection of ADE and its affiliates and that each and every one of the restraints is reasonable. Mr. Abbe further acknowledges that were he to breach any of the covenants contained in such Paragraphs 4 and 5, the damage to ADE and its affiliates would be irreparable. Mr. Abbe therefore agrees that ADE, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Mr. Abbe of any of said covenants in Paragraphs 4 and 5. The Parties further agree that, in the event that any provision of such Paragraphs 4 and 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

     7. CONTINUING COOPERATION. Mr. Abbe agrees that during and after the Consulting Period, he will cooperate fully with ADE in the resolution of any matters in which he was involved during the course of his employment by ADE or in which he may be involved during the Consulting Period, and in the defense or prosecution of any claims or actions now in existence (including, without limitation, the pending actions (the "KLA ACTIONS") between KLA-Tencor and ADE) or which may be brought or threatened in the future against or on behalf of ADE, including any claims or actions against its officers, directors and employees. Mr. Abbe's cooperation in connection with such matters, actions and claims shall include, without limitation, being available at such times as may be reasonably requested by ADE to meet with ADE and its


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counsel regarding matters in which he has been involved, or about which he has knowledge, to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide truthful affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any litigation or other legal proceeding affecting ADE. ADE shall pay Mr. Abbe a fee of $200 per hour for any such cooperation and assistance provided after the Consulting Period, except that no fee shall be paid for giving testimony, and shall reimburse Mr. Abbe for his reasonable out of pocket expenses incurred in rendering such cooperation and assistance, PROVIDED such expenses are supported by documentation reasonably satisfactory to ADE, and PROVIDED, FURTHER that ADE shall not be obligated to reimburse Mr. Abbe for his own office, computer, secretarial assistance and other overhead costs or for travel to any of the business locations of ADE or its counsel in the greater Boston area. Mr. Abbe further agrees that should he be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to ADE, he will promptly notify ADE.

     8. CONFIDENTIALITY OF AGREEMENT. The Parties agree to hold as secret and confidential (i) the terms of this Agreement and (ii) any information regarding the negotiations leading to it ("AGREEMENT-RELATED MATTERS"), except as required to seek legal counsel, financial, or tax advice and except for public disclosure required to be made by ADE under applicable law, rules and regulations, until ADE files a copy of this Agreement with the Securities and Exchange Commission. Further, each Party agrees not to discuss any Agreement-Related Matters with any other person without the consent of the other Party, except that Mr. Abbe may discuss Agreement-Related Matters with his immediate family and his own legal, financial and tax advisors and ADE may discuss Agreement-Related Matters with its legal, financial and tax advisors and any director, officer, employee or agent of ADE who has a need to know the same.

     9. NONDISPARAGEMENT.

     (a) Mr. Abbe agrees not to make any statement, written or oral, that disparages or criticizes ADE, its business, its management, or any of its officers, directors or employees. Mr. Abbe further agrees not to take any action that is intended to, or that does in fact, damage the business or reputation of ADE, or that interferes with, impairs or disrupts its normal operations PROVIDED that this subparagraph (a) shall not apply to any action or statement by Mr. Abbe relating to his rights and ADE's obligations under this Agreement.

     (b) ADE agrees, on behalf of its directors and officers, not to make any statement, written or oral, that disparages or criticizes Mr. Abbe, and not to take any action that is intended to, or that does in fact, damage the business or reputation of Mr. Abbe or that interferes with, impairs or disrupts his normal business operations, PROVIDED that such business and operations do not conflict with Mr. Abbe's obligations under this Agreement, and PROVIDED, FURTHER that this subparagraph (b) shall not apply to any action or statement by ADE, its directors or officers relating to (i) Claims (defined below) arising out of fraud or willful misconduct by Mr. Abbe while serving as an officer or employee of ADE, (ii) Claims of a derivative nature asserted by a person who is not a director or officer of ADE against Mr. Abbe arising out of or relating to Mr. Abbe's service as a Director of ADE or (iii) ADE's rights and Mr. Abbe's obligations under this Agreement.


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     10. RELEASE BY MR. ABBE. Mr. Abbe, for himself and his heirs, successors, and assigns, hereby knowingly and voluntarily remises, releases and forever discharges ADE, its current and former officers, directors, agents, representatives, shareholders, and employees, parent companies, affiliates and subsidiaries (collectively, the "ADE PARTIES"), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, both in law and equity ("CLAIMS"), which Mr. Abbe now has or ever had against the ADE Parties from the beginning of the world to the Severance Date; provided however that the foregoing release shall not apply to Mr. Abbe's rights and ADE's obligations under this Agreement, including Mr. Abbe's rights relating to his stock options as provided in Paragraph 2 hereof. The foregoing release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Mr. Abbe may have arising under the common law or under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, Mass. Gen. Laws ch. 151B, and any other federal, state or local statutes, regulations, ordinances or common law creating employment-related causes of action, and shall further apply, without limitation, to any and all Claims for wages, vacation, stock options, severance (except as provided in Paragraph 1), attorneys' fees, costs and other forms of compensation, and to any and all Claims in connection with, related to or arising out of Mr. Abbe's employment, or the termination of his employment, with ADE, PROVIDED, HOWEVER, that the foregoing release shall not apply to Mr. Abbe's rights and ADE's obligations under this Agreement, including without limitation Mr. Abbe's rights relating to his stock options as provided in Paragraph 2 hereof. Mr. Abbe agrees that he will not hereafter pursue any individual Claim against the ADE Parties by filing a claim, complaint or charge with any federal state or local court, any arbitration panel or any administrative agency for or on account of anything that that is the subject of the foregoing release; PROVIDED, HOWEVER, that nothing in this Paragraph 10 shall prevent Mr. Abbe from seeking to enforce his rights under this Agreement.

     11. RELEASE BY ADE. The ADE Parties hereby knowingly release, remise and forever discharge Mr. Abbe, his heirs, successors and assigns, from any and all Claims which the ADE Parties now have or ever had against Mr. Abbe from the beginning of the world to the Severance Date; PROVIDED, HOWEVER, that the foregoing release shall not apply to (i) Claims arising out of fraud or willful misconduct by Mr. Abbe while serving as an officer or employee of ADE (the ADE Parties presently being unaware of the existence of any such Claims), (ii) Claims of a derivative nature asserted by a person who is not a director or officer of ADE against Mr. Abbe arising out of or relating to Mr. Abbe's service as a Director of ADE (the ADE Parties presently being unaware of the existence of any such Claims), or (iii) ADE's rights and Mr. Abbe's obligations under this Agreement. The foregoing release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the ADE Parties may have arising under the common law or under any federal, state or local statutes, regulations, or ordinances, and shall further apply, without limitation, to any and all Claims related to or arising out of Mr. Abbe's employment, or the termination of his employment, with ADE; PROVIDED, HOWEVER, that the foregoing release shall not apply to (i) Claims arising out of fraud or willful misconduct by Mr. Abbe while serving as an officer or employee of ADE (the ADE Parties presently being unaware of the existence of any such Claims),
(ii) Claims of a derivative nature asserted by a person who is not a director or officer of ADE against Mr. Abbe arising out of or


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relating to Mr. Abbe's service as a Director of ADE (the ADE Parties presently being unaware of the existence of any such Claims), or (iii) ADE's rights and Mr. Abbe's obligations under this Agreement. The ADE Parties agree that they will not hereafter pursue any Claim against Mr. Abbe by filing a claim, complaint or charge with any federal state or local court, any arbitration panel or any administrative agency for or on account of anything that that is the subject of the foregoing release; PROVIDED, HOWEVER, that nothing in this Paragraph 11 shall prevent the ADE Parties from seeking to enforce their rights under this Agreement.

     12. INDEMNIFICATION. Both during and after the Consulting Period, Mr. Abbe shall remain entitled to indemnification to the fullest extent authorized by applicable law, ADE's by-laws and ADE's Director's and Officers Liability Policies. Moreover, ADE, through its own counsel and at its own expense, will continue to advise, defend and represent Mr. Abbe in connection with any further depositions of Mr. Abbe or other matters involving Mr. Abbe that may occur in the KLA Actions.

     13. TIME FOR SIGNING; REVOCATION. Mr. Abbe agrees that ADE has informed him of his right to consult, and that he should consult, an attorney with respect to this Agreement. Mr. Abbe has until twenty-one (21) days from the receipt of this Agreement to decide whether or not to sign it. If Mr. Abbe has not signed and returned this Agreement (including Schedule A) to ADE within twenty-one (21) days of Mr. Abbe's receipt of this Agreement, this Agreement (including Schedule
A) shall not be valid. In the event that Mr. Abbe executes and returns this Agreement (including Schedule A) to ADE within twenty-one days of the date of its delivery to Mr. Abbe, Mr. Abbe shall have seven (7) days after executing this Agreement to revoke his execution of this Agreement, which can be accomplished by delivering a written notice of revocation to ADE before the expiration of the seven (7) day revocation period. This Agreement shall not be effective (and the Parties shall have no rights or obligations hereunder) until the expiration of the seven (7) day revocation period.

     14. GOVERNING LAW; JURISDICTION. This Agreement is intended to operate as a contract under seal and shall be governed by, and enforced and interpreted in accordance with, the laws of The Commonwealth of Massachusetts, and the Parties hereby consent to jurisdiction in courts located in The Commonwealth of Massachusetts with respect to all matters arising out of or related to this Agreement.

     15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between Mr. Abbe and ADE and supersedes all other agreements between Mr. Abbe and ADE, except any written stock option agreements between Mr. Abbe and ADE, as amended as provided in Paragraph 2 hereof, which shall remain in full force and effect in accordance with their terms as so amended. This Agreement may be modified, altered or amended only by a document signed by Mr. Abbe and an authorized representative of ADE.

     16. NO REPRESENTATIONS. By signing this Agreement, the Parties acknowledge that they are doing so knowingly and voluntarily, and Mr. Abbe acknowledges that he is receiving compensation and benefits hereunder to which he is not otherwise entitled. Each Party also acknowledges that he or it is not relying on any representations or promises by any representative of the other Party concerning the meaning or any aspect of this Agreement.


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     17. ASSIGNMENT. Mr. Abbe may not assign any of his rights or delegate any of his duties or obligations under this Agreement, and his rights hereunder shall inure to the benefit of his heirs, estate and representatives. The rights and obligations of ADE under this Agreement shall automatically be assigned by ADE to its successor resulting from any merger, consolidation or sale of all or substantially all of its assets, and shall inure to the benefit of, and shall be binding upon, such successor and assign of ADE in the same manner and to the same extent as if no succession had taken place.

         Signed under seal.

ROBERT C. ABBE                    ADE CORPORATION



/S/ ROBERT ABBE                   By: /S/ BRIAN JAMES
-------------------------------     ------------------------------------------
Date: August 29, 2002             Title:  Executive Vice President and Chief
                                          Financial Officer

                                  Date:  August 29, 2002





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                                                                      SCHEDULE A

                               CONSULTING SERVICES

1.    Continuing support relating to the KLA-Tencor lawsuits.

2. Support of the responsible ADE team with pertinent background and technical information with respect to certain customers and customer visits, which may involve attendance.

3. Provide guidance, technical and marketing information to the ADE teams responsible for bringing the AWIS product line up to the required acceptance level for both the wafer and device segments of the semiconductor market.

4. Discussions with selected members of ADE's management on strategic product planning issues as they may arise.

5. Consultations on ADE product capability and requirements to support the market's future linewidth roadmap nodes.

6.    Support ADE's efforts to maintain an active and relevant patent portfolio.

7. Periodic reports to ADE's Board of Directors including, upon request of the Board, attendance at meetings of the Board.